Exhibit 99.1

Contact:  Steve Pickman, 913-367-1480

FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. ANNOUNCES FY 2010 SECOND QUARTER RESULTS

Highlights:

•                  Company reports Q2 diluted EPS of $0.28 vs. year-ago diluted loss per share of $2.58

•                  Q2 earnings performance includes $3.0 million in charges related to formation of joint venture

•                  Significant debt reduction achieved through joint venture formation and balance sheet management

•                  Strategic exit from volatile commodity fuel alcohol market largely completed

ATCHISON, Kan., February 9, 2010 - MGP Ingredients, Inc. (Nasdaq/MGPI) today reported net income of $4,778,000, or $0.28 in diluted earnings per share, for the second quarter of fiscal 2010, which ended December 31, 2009. This compares with a net loss of $42,716,000, or $2.58 in diluted loss per share, for the second quarter of fiscal 2009. Current year quarterly results include charges related to the formation of the previously announced Illinois Corn Processing, LLC joint venture, gains on the sale of equipment, and a federal income tax refund. The prior year’s second quarter loss included restructuring, impairment and other charges totaling $22.9 million.  Total sales in the second quarter of fiscal 2010 were $44,672,000, a 39.0 percent decrease from sales of $73,242,000 for the same period a year ago.  The sales decline was principally due to the company’s planned reductions in sales of fuel grade alcohol and commodity ingredients.

For the first six months of fiscal 2010, the company had net income of $8,516,000, or $0.50 in diluted earnings per share, on sales of $91,756,000.  That compares to a net loss of $59,959,000, or $3.62 in diluted loss per share, on sales of $172,262,000 for the first six months of the prior fiscal year.

“In the first quarter of this fiscal year, we essentially completed our business transformation process, followed in the second quarter by the strengthening of our balance sheet,” said Tim Newkirk, president and chief executive officer.  “The solid profitability we continued to produce in the second quarter is indicative of the tremendous strides we have made and the potential that lies before us. I am very excited and pleased that 1) we have made such remarkable progress in such a relatively short period of time, and 2) we have a sound structure in place, strategically and organizationally, to grow our business in a more consistently profitable manner.”

Newkirk noted, “Our progress continues in the ingredient solutions segment, as evidenced by the growing number of active projects in development.  For example, while second quarter sales of our nutritional fiber derived from wheat remained approximately even with the first quarter level, sales of this unique value-added ingredient are up 10 percent compared to last year’s second quarter.  This is reflected by the fact that our specialty value-added ingredients accounted for approximately 88 percent of all sales within this segment compared to 67 percent the same time a year ago, when commodity wheat gluten and starches combined made up the remaining 33 percent of our entire ingredients portfolio. With improvements in our sales mix and cost structure, we are highly encouraged by our early successes in the value-added portion of this segment of our business.  Adding to this, the formation of the Illinois Corn Processing joint venture operation in Pekin further bolsters our position as a provider of higher-value alcohol products for consumer packaged goods.  We are committed to focusing on the production and commercialization of high quality food grade alcohol, which accounted for over 80 percent of our total distillery segment sales in the second quarter versus 53 percent a year ago. As planned, sales of fuel alcohol now account for less than 4 percent of our total distillery segment sales and represented only 2.5 percent of total company revenues in the current year’s second quarter.  In last year’s second quarter, 32 percent of our distillery sales and 22 percent of all company revenue was attributable to fuel alcohol.  This is yet another example of the success of our new strategic focus.”

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ADD 1—MGP INGREDIENTS, INC. ANNOUNCES

John Speirs, chairman of the company’s board of directors, stated, “From a strategic growth perspective, MGPI now has the ability to seize short-term opportunities, as well as long-term opportunities.  This company has reached an exciting milestone in its long and proud history and is positioned to further solidify its role as an enterprise that truly adds value to key customers in the branded packaged goods industry.”

Speirs added, “MGPI has actually increased its market opportunity in high quality food grade alcohol with the new joint venture, while reducing its capital base dramatically compared to prior years.  We have also expanded our reach in specialty protein and starch ingredients with our previously announced agreement with a major distributor to the bakery industry.”

Commenting on the company’s improving capital structure, Speirs said, “During the second quarter, the company sold a 50 percent stake in its former Pekin alcohol facility for $15 million. We applied the proceeds, along with other cash resources, toward debt reduction. As a result, net debt declined from $38 million at the end of the current year’s first quarter to $11 million by the end of the second quarter.  Additionally, we had $17.8 million of availability on our revolver at the end of the second quarter.  In this uncertain economic environment, we view our financial flexibility as a key competitive advantage.”

Segment Highlights — Ingredient Solutions:  Sales of specialty proteins and starches accounted for approximately 88 percent of all sales in the ingredient solutions segment during the fiscal 2010 second quarter, contributing significantly to the sizeable positive turnaround in the segment’s pre-tax profit performance compared to the second quarter of fiscal 2009.  The company’s pre-tax profits in this segment improved to $2.7 million compared to a pre-tax loss of $4.2 million in the prior year’s second quarter.  The improvement was due mainly to the strengthened sales mix of higher margin value-added ingredients.

Total ingredient solutions sales revenue of $15.1 million for the second quarter of fiscal 2010 decreased by $7.3 million, or 32.6 percent, compared to the same quarter a year ago due principally to the planned reduction in sales of commodity and other low or negative margin ingredients.  Combined revenues from commodity ingredients, primarily vital wheat gluten and commodity starch, decreased by $4.8 million and approximately $0.6 million, respectively, for the second quarter compared to the prior year period. Revenues for specialty starches decreased $1.5 million due to lower unit sales, partially offset by increased unit pricing.  Revenues for specialty proteins fell by approximately $0.2 million from the prior year’s quarter due to lower unit sales.

As mentioned earlier, while segment revenues declined for the quarter, profit margins improved compared to a year ago due to the company’s significant reduction of unprofitable product lines and the resulting improved sales mix of value-added ingredients.  Lower flour costs were also a contributing factor. The per pound cost of flour for the second quarter decreased by 20.4 percent compared to the year ago quarter.

Distillery Products:  Pre-tax profits of $4.2 million in the distillery segment in the current year’s second quarter were in major contrast to the pre-tax loss of $15.4 million incurred during the same quarter a year ago despite a second quarter sales revenue decline.  The improved profit performance resulted principally from the company’s strategic focus on the production and sales of high quality food grade alcohol, which made up more than 80 percent of the company’s second quarter sales in this segment.  Meanwhile, as planned, sales of commodity fuel grade alcohol were reduced. Distillery segment pre-tax profits additionally benefitted from lower cost of sales related to decreases in corn and natural gas prices.  For the second quarter, the per-bushel cost of corn and the per-million cubic foot cost of natural gas averaged 19.4 percent and 54.3 percent lower, respectively, than during the prior year period.

Total distillery products sales revenue for the second quarter of fiscal 2010 amounted to approximately $29.0 million, a decrease of approximately $20.8 million, or 41.8 percent, compared to the prior year’s second quarter. The majority of this decrease was attributable to the planned curtailment of fuel grade alcohol production.  Revenues from fuel grade alcohol declined by $14.9 million, or 93.2 percent, compared to the same period a year ago.

The company’s food grade alcohol sales declined in the second quarter by $2.4 million, or 9.1 percent, due mainly to decreased volume and a decline in per-unit pricing. The decrease in volume was largely attributable to the temporary ceasing of alcohol production at the Pekin, Ill., location in February 2009. The decline in per-unit pricing mirrored a decrease in corn prices.  Also contributing to the decrease in distillery segment revenues was a $3.6 million, or 49.4 percent, decline in sales of distillers feed, the principal co-product of the alcohol production process.  This was primarily due to the reduction in alcohol production at the Pekin location compared to a year ago.

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ADD 2—MGP INGREDIENTS, INC. ANNOUNCES

Other Segment:  For the second quarter of fiscal 2010, sales of other products, which in the past has primarily consisted of plant-based biopolymers and pet products, were approximately $0.6 million.  That represents a decrease of approximately $0.6 million, or 43.6 percent, compared to the previous year’s quarter.  The decline was primarily the result of decreased sales of pet products, which the company discontinued producing last August.  The pre-tax profit in this segment was approximately break even and represented a decline from the prior year’s second quarter due to lower unit sales and lower pricing for biopolymers, which remains an emerging area of the company’s business.

As previously announced, on August 21, 2009, the company sold its Kansas City, Kansas, facility for $3.6 million, with provision for additional earn out payments to be paid over time. The sale included all equipment used for the production and packaging of pet-related products. The company retains ownership of equipment that is used in a separate section of the facility for the production of its Wheatex® textured wheat proteins under a toll manufacturing agreement.  Wheatex® is used by customers to benefit the taste, textural and nutritional qualities in meat extension and vegetarian product applications.

SG&A: Selling, general and administrative expenses for the second quarter of fiscal 2010 declined by approximately $0.7 million, or 12.8 percent, compared to the same quarter a year ago. This was primarily due to a reduction in the company’s workforce that resulted from changes made within the ingredient solutions and distillery products segments and was partially offset by incentive plan accruals as a result of the company’s improved profit performance.

Partnering to Improve the Nutritional Profile of Branded Packaged Foods

Newkirk stated that the company’s strategy for specialty ingredients is supported by the growing trend among branded consumer packaged goods companies to introduce new food products that provide health benefits. There are many ways to improve the nutritional profile by reducing fat, sodium or sugar, and adding ingredients such as fiber and whole grains. Recent clinical studies point to the nutritional benefits of the company’s Fibersym® RW resistant wheat starch. “There is a growing body of evidence to support our ability to increase dietary fiber and reduce calories in flour-based products, cereals and snack items,” said Newkirk.  More recently, a study in the Journal of Nutrition and Metabolism reported that MGPI’s resistant wheat starch is effective in developing food products with a lower glycemic and insulin response. The American Diabetes Association (ADA) provides recommendations to help manage diabetes, including eating foods high in dietary fiber.

Newkirk added, “We feel that our timing is particularly good as several factors are working in tandem to favor growth in branded consumer packaged goods over private labels.  Market data indicates that branded food manufacturers have recently gained dollar market share from private labels, reversing a trend from the past three years. Industry analysts also point out that the large-scale companies and their brands tend to be less exposed to higher trade spending demands from retailers, and are at less risk of retailer destocking in the current environment of SKU rationalization. The other significant change today is a greater focus on new products to generate sales growth.”

New product launches decreased in both 2008 and 2009 as consumers were hesitant to spend money.  Based on statistics gathered by Global New Products Database (GNPD), new food product launches declined by 33 percent in 2009 from the previous year. “Contrast that with today when, according to food industry analysts, branded product leaders are gearing up to gain market share with the help of new products, supported by increased marketing and advertising,” Newkirk said.  “This is consistent with what we generally are experiencing among our major customers.”

Redefining MGPI’s Market Opportunities

With the company’s transition away from a manufacturing-focused mindset, “we are redefining our future market opportunities by getting closer to our customers, knowing more about what they value, and aligning our resources to grow profitably and sustain a competitive advantage,” Newkirk said. “To that end, our restructuring was much more than a cost-cutting exercise. We took a hard look at the cost side of our business, including product line costs, raw material sourcing, and fixed overhead. We made difficult decisions to trim and even eliminate costs which are no longer considered core or relevant investments for achieving growth. Our capital base was also reshaped to generate more cash flow and produce higher returns on strategic investments going forward, while our liquidity has improved significantly.

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ADD 3—MGP INGREDIENTS, INC. ANNOUNCES

“Even though MGPI has been working with its core customers for decades, we are essentially reintroducing ourselves as a more powerful partner with new and expanded capabilities. With specialty ingredients, our customer-facing teams are largely responsible for building our new project pipeline to higher levels. In working with our new bakery industry distributor, the benefits go beyond greater market reach and new customer access. This includes ways to improve our efficiencies in the areas of transportation and warehousing. Our long-term vision includes an ingredients business many times the current size. As such, we are putting an operating platform in place that should allow us to grow in scale while minimizing the need for additional capital.

“With our high-quality alcohol business, we anticipate beverage and food grade industrial alcohol sales to improve with the economy over time. While the beverage alcohol industry is mature, we have opportunities to expand our presence in this arena. We’re taking a more aggressive stance on sales development than in recent years, again transitioning away from our former primary focus on manufacturing.”

Newkirk continued, “In closing, I want to reiterate that I am pleased with the outcome of our results for the second quarter and first six months of the 2010 fiscal year.  I am genuinely excited about our opportunities and potential going forward.  We have successfully completed a rather challenging and monumental business transformation and established a very solid financial footing with our balance sheet transformation.  The combination of these two important components provides a solid base from which we can launch even stronger long-term growth initiatives for the future. Given the tremendous physical plant and organizational changes that have already occurred at MGPI in recent times, we are developing greater consistency in our sales and profit margins. Our second quarter gross margins exceeded 17 percent and, for the first six months of the year were at 19 percent.  I am confident that we have the ability to continue to improve in the areas of margin management and risk management.  The second half of our fiscal year should provide us with better visibility of our transformed business model potential.”

Investor Conference Call

The company will host an investor conference call on Wednesday, February 10, at 10:00 a.m. CST, 11:00 a.m. EST, to review second quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing (877) 769 - 6799 domestically or (914) 495 - 8565 internationally by 9:50 a.m. CST, or access it on the Internet at www.mgpingredients.com.  The conference identification number for entering the call is 54758390.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value—added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “encouraged,” “hopeful,” “opportunities,” “potential,” “should,” “may,” “will,” “could” and or the negatives of these terms or variations of them or similar terminology.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) our ability to manage our cash flows, (ii) our ability to maintain compliance with all applicable loan agreement covenants, (iii) the availability and cost of grain and fluctuations in energy costs, (iv) an increase in interest rates, (v) disruptions in operations at our Atchison facility, (vi) our ability to start up the Illinois Corn Processing, LLC joint venture operation and run it efficiently, (vii) competitive environment and related market conditions, (viii) our ability to realize operating efficiencies, (ix) the effectiveness of our hedging programs, and (x) actions of governments.  For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands, except per share)	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Net Sales	$44,672	$73,242	$91,756	$172,262
Cost of Sales	36,162	96,890	73,409	212,597
Gross Profit (Loss)	$8,510	(23,648)	$18,347	(40,335)

Selling, General and Administrative Expenses	5,004	5,737	9,600	11,852
Impairment of long lived assets	—	8,931	—	8,931
Severance and early retirement costs	—	3,288	—	3,288
Joint venture formation charge	3,047	—	3,047	—
Gain on sales of facilities	(500)	—	(700)	—
Other restructuring costs	455	5,241	1,252	5,241
Income (Loss) from Operations	$504	$(46,845)	$5,148	$(69,647)

Other Income, Net	2	33	23	74
Interest Expense	(537)	(797)	(1,326)	(1,525)
Joint venture operations	150	(18)	102	(34)
Income (Loss) Before Income Taxes	$119	$(47,627)	$3,947	$(71,132)

Provision (benefit) for Income Taxes	(4,659)	(4,911)	(4,569)	(11,173)
Net Income (Loss)	$4,778	$(42,716)	$8,516	$(59,959)

Other Comprehensive Gain (Loss), net of tax:	3	(675)	3	(2,177)
Comprehensive Income (Loss)	$4,781	$(43,391)	$8,519	$(62,136)

Basic Earnings/(Loss) Per Common Share	$0.29	$(2.58)	$0.51	$(3.62)
Diluted Earnings/(Loss) Per Common Share	$0.28	$(2.58)	$0.50	$(3.62)

Weighted average shares outstanding — Basic	16,673,189	16,582,063	16,638,080	16,572,353
Weighted average shares outstanding — Diluted	17,086,159	16,582,063	16,902,655	16,572,353

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	Dec. 31, 2009	June 30, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$—	$178
Restricted cash	34	203
Receivables	16,760	18,403
Receivables from affiliates	1,716	—
Inventories	15,248	20,400
Prepaid expenses	2,545	980
Deposits	1,367	980
Deferred income tax assets	1,218	1,218
Refundable income taxes	5,034	6,045
Assets held for sale	—	32,380
Total Current Assets	$43,789	$80,787
Property and Equipment, At Cost	163,460	163,345
Less accumulated depreciation	(104,164)	(100,036)
Net property, plant & equipment	$59,296	$63,309

Investment in joint venture	14,727	238
Other assets	1,063	798
TOTAL ASSETS	$118,875	$145,132

(Dollars in thousands)	Dec. 31, 2009	June 30, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities on long-term debt	$2,606	$3,147
Liabilities related to assets held for sale	—	2,725
Revolving credit facility	2,936	17,833
Accounts payable	10,634	19,864
Accounts payable to affiliate	88	—
Accrued expenses	5,678	5,976
Accrued natural gas derivative	—	—
Total Current Liabilities	$21,942	$49,545
Other Liabilities:
Long-term debt	$5,423	$9,632
Deferred credit	5,783	6,190
Other non-current liabilities	12,106	14,663
Noncurrent deferred income taxes	1,085	1,218
Total Liabilities	$46,339	$81,248

Stockholders’ Equity	72,536	63,884
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$118,875	$145,132

Capital Structure

Net Investment in:
Cash and cash equivalents	$—	$178
Working capital	21,847	31,064
Property, plant and equipment	59,296	63,309
Other assets	15,790	1,036
Total	$96,933	$95,587

Financed By:

Long-term debt*	$5,423	$9,632
Deferred liabilities	18,974	22,071
Stockholders’ equity	72,536	63,884
Total	$96,933	$95,587

*Excludes short-term portion.  Short- term portion is included within working capital.